Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-227551, 333-230641 and 333-237202) of Sutro Biopharma, Inc and the Registration Statement (Form S-3 No. 333-234101) and related base prospectus and sales agreement prospectus of Sutro Biopharma, Inc. of our report dated March 17, 2021, with respect to the financial statements of Sutro Biopharma, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 17, 2021